UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
                                (Amendment No. )


                US Airways Group, Inc.
-----------------------------------------------
                  (Name of Issuer)


 	 Common Stock
----------------------------------------
    (Title of Class of Securities)


                          90341W108
-------------------------------------------
                    (CUSIP number)


        Pension Benefit Guaranty Corporation
                 Attention: Lou Batchelor
            1200 K Street, NW, Suite 675
                  Washington, DC 20015
                      (202) 326-4000
-------------------------------------------------
(Name, Address and Telephone Number of Person
(Authorized to Receive Notices and Communications)


            September 28, 2005
-----------------------------------------------
(Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

       [_] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [_] Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 90341W108
          -----------

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Pension Benefit Guaranty Corporation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) |_|
                                                                    (b) |_|

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington, DC

5.   SOLE VOTING POWER

     4,873,484

6.   SHARED VOTING POWER

     None

7.   SOLE DISPOSITIVE POWER

     None

8.   SHARED DISPOSITIVE POWER

     None

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,873,484

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                      |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO








CUSIP No. 90341W108
          -----------

Item 1(a).   Name of Issuer:

             US Airways Group, Inc. (the "Issuer")
             -------------------------------------------------------------------

Item 1(b).   Address of Issuer's Principal Executive Offices:

             2345 Crystal Drive, Alexandria, Virginia 22227
             -------------------------------------------------------------------

Item 2(a).   Name of Person Filing:

             This statement is being filed by Pension Benefit Guarantee Corporation
             -------------------------------------------------------------------

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             Address for the Reporting Persons:

             Pension Benefit Guarantee Corporation
             1200 K. Street, NW, Suite 675
             Washington, DC 20005
             Attn: Lou Batchelor
             -------------------------------------------------------------------

Item 2(c).   Citizenship:

             United States
             -------------------------------------------------------------------

Item 2(d).   Title of Class of Securities:

             Common Shares
             -------------------------------------------------------------------

Item 2(e).   CUSIP Number:

             90341W108
             -------------------------------------------------------------------

Item 3.      Not applicable.


Item 4.      Ownership.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


                    (a) Amount beneficially owned: 4,873,484 Shares

                    (b) Percent of class: 7.0%

                    (c) Number of shares as to which such person has:

                       (i) Sole power to vote or to direct the vote: 4,873,484

                      (ii) Shared power to vote or to direct the vote: None

                     (iii) Sole power to dispose or to direct the
                           disposition of: None

                      (iv) Shared power to dispose or to direct the
                           disposition of: None


Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.
          ----------------------------------------------------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.
          ----------------------------------------------------------------------

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

          Not applicable.
          ----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 13, 2005                    PENSION BENEFIT GUARANTEE CORPORATION

           On Behalf of Pension Benefit Guarantee 					  Corporation


                                          By:
                                               --------------------------
                                          Name:   Lou Batchelor
                                          Title:  Deputy Treasurer